Exhibit 99.1

RESMED INC. ANNOUNCES FINANCIAL RESULTS

FOR QUARTER AND YEAR ENDED JUNE 30, 2007

SAN DIEGO, California, August 7, 2007—ResMed Inc. (NYSE: RMD) today announced revenue and pro forma income results for the quarter ended June 30, 2007. Revenue for the quarter was $191.3 million, a 12% increase over the quarter ended June 30, 2006. For the current quarter, pro forma income from operations and pro forma net income were $42.4 million and $32.2 million (pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses, as described below). Pro forma diluted earnings per share for the quarter ended June 30, 2007 were $0.41, compared to $0.40 for the quarter ended June 30, 2006. GAAP operating income was $36.0 million for the current quarter, while GAAP net income was $27.7 million or $0.35 per diluted share, compared with $0.30 in the year ago quarter, an increase of 17%. Gross margin was 61.3% for the quarter ended June 30, 2007.

Pro forma selling, general and administration (SG&A) costs for the quarter were $61.3 million, an increase of $10.7 million, or 21%, over the same period in fiscal 2006. Pro forma SG&A costs were 32% of revenue in the June quarter, compared to 30% in the same period in fiscal 2006. GAAP SG&A costs were $65.2 million for the quarter, an increase of $11.5 million or 21% over the quarter ended June 30, 2006. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses to support sales growth.

Pro forma research & development expenditure during the June quarter was $13.7 million. GAAP R&D expense during the quarter was $14.2 million or approximately 7% of revenue. GAAP R&D expenses increased 28% year over year and are expected to remain between 6% and 7% of net revenue through fiscal year 2008.

For the year ended June 30, 2007, revenue was $716.3 million, an increase of 18% over the $607.0 million for the year ended June 30, 2006. Pro forma income from operations and pro forma net income were $174.3 million and $125.8 million, or $1.59 per diluted share, an increase of 13% and 16%, respectively. On a GAAP basis, income from operations was $90.2 million, while net income for the year ended June 30, 2007 was $66.3 million or $0.85 per diluted share.

Amortization of acquired intangibles of $1.8 million ($1.2 million net of tax), incurred during the quarter ended June 30, 2007 consisted of amortization of acquired intangible assets associated with our acquisitions of Resprecare, Hoefner, Saime, Pulmomed and PolarMed. Stock-based compensation costs incurred during the quarter ended June 30, 2007, of $4.5 million ($3.3 million net of tax), consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

The Company has provided tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangibles, American Jobs Creation Act of 2004 (‘AJCA’) and voluntary product recall expenses) for the quarters and years ended June 30, 2007 and 2006.

Inventory at $157.2 million as of June 30, 2007, was comparable to March 31, 2007 level of $156.9 million. Accounts receivable days sales outstanding, at 77 days, increased from the March 31, 2007 quarter of 73 days.

Peter C. Farrell Ph.D., Chairman and Chief Executive Officer, commented, “In the fourth quarter of fiscal 2007, overall Americas sales increased by 10%; excluding sales from our motor division, Americas sales increased by 13% over the year ago quarter. Sales growth for the Americas were impacted by challenging year ago comparables when we grew by 44% and a product recall initiated during the current year’s quarter. Sales outside of the Americas totaled $92.8 million, a 14% increase over last year. Operating cash flow for the June quarter was an encouraging $27.1 million. While we are not satisfied with our Q407 results, we had a robust fiscal year 2007, and we remain optimistic about our growth moving forward.

Dr. Farrell continued, “I am also pleased to announce that we have set up three distinct strategic business units. They are now operational under the leadership of Senior Vice Presidents Don Darkin (Interfaces), Michael Farrell (Positive Airway Pressure Devices) and Stein Jacobsen (Portable Ventilators). The SBU leaders will be responsible for product management in their respective areas, while our regional chief operating officers will continue to lead our commercial teams. This reorganization streamlines our management structure by removing one layer of management, and aligns our structure better with market expansion opportunities.

Dr. Farrell continued, “We are encouraged by the initial response to our newly-launched full face masks: Quattro and Liberty, with strong early sales achieved by these innovative products. We saw continued growth in Adapt SV sales with complex sleep apnea continuing to gain recognition within the sleep community. In fiscal 2008, we plan to expand our market development initiatives in cardiology, diabetes and occupational health and we will also launch a number of new products in the mask and flow generator segments. I am encouraged that we are beginning to lift the veil of ignorance of sleep-disordered breathing and remain optimistic about our continued organic growth in the years ahead.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2.00 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (888) 396-2384 (domestic) or +1 (617) 847-8711 (international) and entering conference I.D. No. 87412663. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 55931051.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development, new markets for the Company’s products and the impact of future developments related to the recently announced product recall, and are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. The Company cannot be certain that it has accurately predicted the costs of the product recall, which could change in response to additional feedback from ongoing discussions with the FDA and with various foreign regulatory bodies. In addition, the product recall could affect the Company’s reputation. Additional risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Net revenue	$191,309	$171,172	$716,332	$606,996
Cost of sales (A)	74,103	66,988	272,140	230,101
Voluntary product recall expenses	—	—	59,700	—

Gross profit	117,206	104,184	384,492	376,895

Operating expenses:
Selling, general and administrative (A)	65,211	53,690	237,326	200,168
Donation to Foundations	—	—	—	760
Research and development (A)	14,165	11,061	50,106	37,216
Amortization of acquired intangible assets	1,783	1,666	6,897	6,327
Restructuring expenses	—	—	—	1,124

Total operating expenses	81,159	66,417	294,329	245,595

Income from operations	36,047	37,767	90,163	131,300
Other income (expenses), net:
Interest income (expense), net	1,885	1,792	6,477	1,320
Other, net	2,511	(697)	1,333	774

Total other income (expenses), net	4,396	1,095	7,810	2,094

Income before income taxes	40,443	38,862	97,973	133,394
Income taxes	(12,769)	(15,769)	(31,671)	(45,183)

Net income	$27,674	$23,093	$66,302	$88,211

Basic earnings per share	$0.36	$0.31	$0.86	$1.22
Diluted earnings per share(1)	$0.35	$0.30	$0.85	$1.16
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangibles and voluntary product recall (1) & (2)	$0.41	$0.40	$1.59	$1.42
Basic shares outstanding	77,556	75,585	76,709	72,307
Diluted shares outstanding(1)	78,418	77,906	78,253	77,162
Includes stock-based compensation costs as follows(A):
Cost of sales	$191	$330	$1,081	$891
Selling, general and administrative	3,881	3,088	14,474	12,372
Research and development	464	506	1,950	2,042

Total stock-based compensation costs	$4,536	$3,924	$17,505	$15,305

(1)	See reconciliation of basic and diluted earnings per share in table at end of press release.
(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands, except share and per share data)

	JUNE 30, 2007	JUNE 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$277,742	$219,544
Accounts receivable, net	167,821	138,147
Inventories	157,204	116,194
Deferred income taxes	42,109	27,071
Income taxes receivable	6,605	—
Prepaid expenses and other current assets	15,971	9,763

Total current assets	667,452	510,719

Property, plant and equipment, net	310,580	245,376
Goodwill	206,778	195,612
Other intangibles	46,575	48,897
Deferred income taxes	9,206	5,265
Other assets	10,104	7,052

Total non-current assets	583,243	502,202

Total assets	1,250,695	1,012,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,039	$45,045
Accrued expenses	98,324	40,901
Deferred revenue	18,865	15,344
Income taxes payable	2,063	22,841
Deferred income taxes	415	435
Current portion of long-term debt	28,350	4,869

Total current liabilities	201,056	129,435

Non current liabilities:
Deferred income taxes	18,297	17,642
Deferred revenue	12,472	11,484
Long-term debt	87,648	116,212

Total non-current liabilities	118,417	145,338

Total liabilities	319,473	274,773

STOCKHOLDERS’ EQUITY:
Common Stock	311	303
Additional paid-in capital	421,701	353,464
Retained earnings	436,954	370,652
Treasury Stock	(43,497)	(41,405)
Accumulated other comprehensive income	115,753	55,134

Total stockholders’ equity	931,222	738,148

Total liabilities and stockholders’ equity	$1,250,283	$1,012,921

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
GAAP operating income	36,047	37,767	90,163	131,300

Stock Based Compensation Expense	4,536	3,924	17,505	15,305

Restructuring expenses	—	—	—	1,124

Amortization of acquired intangible assets	1,783	1,666	6,897	6,327

Voluntary Product Recall expenses	—	—	59,700	—

Pro forma operating income (excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets voluntary product recall expenses)	42,366	43,357	174,265	154,056

The measure, “pro forma net income” is reconciled with GAAP net income in the table below:

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
GAAP net income	27,674	23,093	66,302	88,211

Stock-based compensation costs, net of tax	3,336	3,279	13,122	11,972

Restructuring expenses, net of tax	—	—	—	718

Amortization of acquired intangible assets, net of tax	1,179	1,102	4,561	4,174

Voluntary Product Recall expenses	—	—	41,790	—

AJCA repatriation tax	—	3,537	—	3,537

Pro forma net income (excluding the impact of stock-based compensation costs, restructuring expenses, AJCA repatriation tax, amortization of acquired intangible assets and voluntary product recall expenses)	32,189	31,011	125,775	108,612

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets and voluntary product recall expenses is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(In US$ thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Numerator:
Net Income	$27,674	$23,093	$66,302	$88,211
Adjustment for interest and deferred borrowing costs, net of income tax effect(1)	—	—	—	1,660

Net income, used in calculating diluted earnings per share	27,674	23,093	66,302	89,871

Adjustment for stock-based compensation costs	3,336	3,279	13,122	11,972
Adjustment for restructuring expenses	—	—	—	718
Adjustment for amortization of acquired intangible assets	1,179	1,102	4,561	4,174
Adjustment for voluntary product recall expense	—	—	41,790	—
Adjustment for AJCA repatriation tax	—	3,537	—	3,537

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets, AJCA repatriation tax and voluntary product recall expense	32,189	31,011	125,775	110,272

Denominator:
Basic weighted-average common shares outstanding	77,556	75,585	76,709	72,307
Effect of dilutive securities:
Stock options	862	2,321	1,544	2,346
Convertible subordinated notes(1)	—	—	—	2,509

Diluted potential common shares	862	2,321	1,544	4,855

Diluted weighted average shares	78,418	77,906	78,253	77,162

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	894	597	977	449

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	79,312	78,503	79,230	77,611

Basic earnings per share	$0.36	$0.31	$0.86	$1.22
Diluted earnings per share	$0.35	$0.30	$0.85	$1.16
Pro forma diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, amortization of acquired intangible assets, AJCA repatriation tax and voluntary product recall expense	$0.41	$0.40	$1.59	$1.42

(1)

Diluted earnings per share has been calculated after adjusting the numerator (net income) for the effect of assumed conversion of our convertible notes for the three months ended June 30, 2007, by $Nil (2006:$Nil) and for the year ended June 30, 2007, by $Nil (2006:$1,660,000).